Exhibit 10.22

MARKETO, INC.

AMENDMENT TO MANAGEMENT RETENTION AGREEMENT

This Amendment to Management Retention Agreement (this “Amendment”) is made and entered into by and between Phillip M. Fernandez (“Executive”) and Marketo, Inc. (the “Company”) as of November 13, 2013.

WHEREAS, Executive and the Company entered into that certain Management Retention Agreement on August 23, 2012 (the “Agreement”); and

WHEREAS, Executive and the Company wish to amend the Agreement as set forth below.

NOW, THEREFORE, IN CONSIDERATION of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.      Definitions. All capitalized terms used and not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

2.      Good Reason. Section 5(h) of the Agreement shall be amended and restated to read as follows:

“Good Reason. “Good Reason” means, without the Executive’s consent, (a) a material reduction in the Executive’s level of responsibility and/or scope of authority, (b) a material reduction in base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the optionee or purchaser), or (c) relocation of the Executive’s principal workplace by more than 35 miles. For purposes of clause (a), Executive’s level of responsibility and/or scope of authority shall be considered to be materially reduced (and therefore shall constitute “Good Reason”) if Executive no longer performs substantially the same functional role as Executive performed immediately prior to the occurrence of the Change of Control at an entity whose securities are publicly traded or Executive’s title changes. In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 60 days of its initial existence, the Company must be provided written or e-mailed notice with 30 days to remedy the condition and the resignation must be effective no later than 31 days following the provision of such written or e-mailed notice to the Company.”

3.      Effect of Amendment. This Amendment shall amend the Agreement as of the date hereof, and shall amend, control over, and supersede any conflicting terms and provisions contained in the Agreement, and will supplement any non-conflicting terms and provisions in the Agreement. Except as amended in this Amendment, all terms and provisions set forth in the Agreement shall remain in full force and effect, without modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above, notwithstanding the actual date of signing.

Marketo, Inc.

/s/ Phillip M. Fernandez	By:	/s/ Margo M. Smith
Phillip M. Fernandez	Name: Margo M. Smith
Title: Senior Vice President and General Counsel